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ESSEF CORPORATION                                              EXHIBIT 11

Computation of Per Share Earnings


The computation of simple earnings per share and primary earnings per share is as follows:

                                  Three Months Ended  Nine Months Ended
                                      June 30              June 30
                                   1996       1995      1996      1995
                                ---------- ---------  --------- ---------
Average shares outstanding for
computation of simple earnings
per share                       5,119,014  4,875,372  5,160,569 4,871,705

Add equivalent shares for un-
exercised options at end of
period (a)                        874,973    883,789    883,316   878,493
                                ---------  ---------  --------- ---------
Average shares outstanding for
computation of primary earnings
per share                        5,993,987 5,759,161  6,043,885 5,750,198
                                =========  =========  ========= =========

Earnings per common share:        $0.85      $0.65      $1.54     $1.27


Primary earnings per common
share:                            $0.73      $0.55      $1.32     $1.08


(a) Computed under the "Treasury Stock Method" using the average market price for the respective period.





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